Exhibit 99.1

New York Mortgage Trust Reports Third Quarter 2009 Results

Third Quarter 2009 Earnings $0.31 Per Share

Quarter End Book Value of $6.17, Increase of 26%

NEW YORK, NY – November 3, 2009 – New York Mortgage Trust, Inc. (NASDAQ: NYMT) (“NYMT” or the “Company”) today reported results for the three and nine months ended September 30, 2009.

Summary of Third Quarter 2009:

•
Consolidated net income of $2.9 million, or $0.31 per common share, for the quarter ended September 30, 2009, as compared to net income of $1.0 million, or $0.11 per common share for the quarter ended September 30, 2008.

•	Book value as of September 30, 2009 of $6.17 per common share, an increase of 26% from book value as of June 30, 2009.

•	Declared third quarter dividend of $0.25 per common share that was paid on October 26, 2009.

•
Net portfolio interest margin of 413 basis points for the quarter ended September 30, 2009 as compared to 361 basis points for the quarter ended June 30, 2009 and 136 basis points for the quarter ended September 30, 2008.

·
Completed initial phase of non-Agency residential mortgage-backed securities (“RMBS”) investment program at an average price that equals approximately 60% of current par value; initiative commenced in the previous quarter and focused on investments in previously rated AAA non-Agency RMBS.

•
Leverage ratio as of September 30, 2009 was 2.5 to 1 as compared to 6.8 to 1 as of December 31, 2008. As of September 30, 2009, the Company had $22.4 million in cash and $74.3 million in unencumbered securities, including $16.6 million in Agency RMBS.

Management Overview

Steven R. Mumma, Chief Executive Officer, President and Chief Financial Officer of the Company, commented on the Company’s 2009 third quarter results.  “The Company completed its most profitable quarter in its history, ending the quarter with more liquidity and a diversified portfolio positioning the Company for future growth opportunities. The Company’s net interest margin of 413 basis points for the quarter illustrates the transition from a focused leverage Agency strategy to a more diversified portfolio that includes elements of credit risk with reduced leverage.   The Company’s book value increased to $6.17, or 26% from book value at June 30, 2009, with valuation increases coming from all sectors of the Company’s securities portfolio.”

Results from Operations

For the quarter ended September 30, 2009, the Company reported earnings per common share of $0.31 or consolidated net income of $2.9 million, as compared to net income of $1.0 million for the quarter ended September 30, 2008, or $0.11 per common share.  The Company’s net interest income improved to $4.7 million for the quarter ended September 30, 2009 as compared to $2.2 million for the same period in the previous year.  The average net interest margin for the Company’s investment portfolio increased to 413 basis points for the quarter ended September 30, 2009 as compared to 361 basis points for the quarter ended June 30, 2009 and 136 basis points for the quarter ended September 30, 2008.  The continued improvement in portfolio margin is attributable to several factors, including the sale of lower yielding securities that was initiated in the first quarter of 2009 and the addition of higher yielding credit sensitive securities. The Company invested an additional $19.9 million (net) in non-Agency RMBS during the quarter ended September 30, 2009, bringing its total investment in non-Agency RMBS since January 1, 2009 to $24.1 million.

Book value per common share was $6.17 as of September 30, 2009, a 26% increase from June 30, 2009 book value of $4.89 and a 47% increase from December 31, 2008 book value of $4.21.

Portfolio Results

The following table summarizes the Company’s investment portfolio at September 30, 2009, classified by relevant categories:

(dollar amounts in thousands)	Current Par Value	Carrying Value	Coupon	Yield
Agency RMBS	$213,802	$224,889	5.14%	4.00%
Non-Agency RMBS	60,187	44,385	4.09%	9.77%
Collateralized Loan Obligations	45,950	13,320	3.68%	22.25%
Loans Held in Securitization Trusts	291,423	290,940	5.05%	5.41%
Total/Weighted Average	$611,362	$573,534	5.07%	5.19%

As of September 30, 2009, the Company had $194.7 million of repurchase agreement borrowing funding its Agency RMBS portfolio at an average interest rate of 0.39% and an average haircut of 6.4%.  The Company does not have any financing against its non-Agency RMBS portfolio or the collateralized loan obligations.

As of September 30, 2009, the Company had $290.9 million of loans held in securitization trusts which are permanently financed with $280.2 million of collateralized debt obligations, resulting in a net equity investment of $10.7 million by the Company.  The weighted average interest rate on the collateralized debt obligations was 0.63% as of September 30, 2009. As of September 30, 2009, the Company had approximately $16.4 million of loans held in securitization trusts that were greater than 60 days delinquent, for which, the Company had reserves totaling $2.3 million for potential losses on the loans.  In addition, as of September 30, 2009, the loans held in securitization trusts included three real estate owned properties totaling approximately $1.3 million.

Portfolio Restructuring

As previously announced, the Company has substantially restructured its investment portfolio during 2009. The Company commenced this restructuring by selling a total of $193.8 million of Agency CMO floaters in March 2009 and April 2009, generating approximately $45.0 million in working capital.  In connection with its portfolio restructuring, the Company made a $9.0 million investment in March 2009 in discounted notes issued by Cratos CLO I, Ltd., a CLO, for which management estimates a risk adjusted return of approximately 25%. Further, during the quarter ended September 30, 2009 the Company completed an investment initiative that involved an aggregate investment of $24.1 million in non-Agency RMBS. The Company’s investment in non-Agency RMBS during 2009 is non-levered and was completed at an average purchase price equal to approximately 60% of current par value. Management estimates a risk adjusted return range of 16%-20% for this program.

Subsequent to September 30, 2009, the Company sold approximately $98.1 million of Agency RMBS for a realized gain of $2.7 million.  The sale allowed the Company to capitalize on historically high prices for Agency RMBS while freeing up additional capital for investments in assets that the Company believes will deliver higher risk adjusted returns than the Agency RMBS it sold.

Conference Call

On Wednesday, November 4, 2009, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the third quarter ended September 30, 2009. The conference call dial-in number is (480) 629-9770. The replay will be available until Wednesday, November 11, 2009, and can be accessed by dialing (303) 590-3030 and entering passcode 4175999.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at http://www.earnings.com or at the Investor Relations section of the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available until January 14, 2010.

More detailed information regarding the Company’s third quarter 2009 financial and operating results can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed on or about November 6, 2009.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (REIT) that acquires and manages primarily real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency"), high credit quality residential adjustable rate mortgage ("ARM") loans, non-Agency RMBS, and to a lesser extent, certain alternative real-estate related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, CEO and	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the failure to identify suitable alternative assets under the Company’s alternative investment strategy, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and increasing prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)
(unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$22,403	$9,387
Restricted cash	3,359	7,959
Investment securities - available for sale, at fair value
(including pledged securities of $208,327 and $456,506,
respectively)	282,594	477,416
Accounts and accrued interest receivable	2,623	3,095
Mortgage loans held in securitization trusts (net)	290,940	348,337
Derivative assets	15	22
Prepaid and other assets	1,636	1,230
Assets related to discontinued operation	4,544	5,854
Total Assets	$608,114	$853,300
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Financing arrangements, portfolio investments	$194,745	$402,329
Collateralized debt obligations	280,223	335,646
Derivative liabilities	3,025	4,194
Accounts payable and accrued expenses	5,095	3,997
Subordinated debentures (net)	44,823	44,618
Convertible preferred debentures (net)	19,814	19,702
Liabilities related to discontinued operation	2,240	3,566
Total liabilities	549,965	814,052
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.01 par value, 400,000,000 authorized,
9,419,094 and 9,320,094, shares issued and outstanding,
respectively	94	93
Additional paid-in capital	144,838	150,790
Accumulated other comprehensive income/(loss)	8,853	(8,521)
Accumulated deficit	(95,636)	(103,114)
Total stockholders’ equity	58,149	39,248
Total Liabilities and Stockholders’ Equity	$608,114	$853,300

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
REVENUE:
Interest income-investment securities and loans held in securitization trusts	$7,994	$10,324	$24,200	$34,332
Interest expense-investment securities and loans held in securitization trusts	1,864	6,692	7,041	23,997
Net interest income from investment securities and loans held in securitization trusts	6,130	3,632	17,159	10,335
Interest expense – subordinated debentures	(785)	(913)	(2,417)	(2,768)
Interest expense – convertible preferred debentures	(662)	(537)	(1,807)	(1,612)
Net interest income	4,683	2,182	12,935	5,955

OTHER EXPENSE:
Provision for loan losses	(526)	(7)	(1,414)	(1,462)
Impairment loss on investment securities	—	—	(119)	—
Realized gain (loss) on securities and related hedges	359	4	623	(19,927)
Total other expense	(167)	(3)	(910)	(21,389)

EXPENSE:
Salaries and benefits	473	258	1,486	988
Professional fees	323	367	1,021	1,065
Management fees	508	186	935	479
Insurance	266	275	358	668
Other	306	349	1,247	1,626
Total expenses	1,876	1,435	5,047	4,826

INCOME (LOSS) FROM CONTINUING OPERATIONS	2,640	744	6,978	(20,260)

Income from discontinued operation - net of tax	236	285	500	1,294
NET INCOME (LOSS)	$2,876	$1,029	$7,478	$(18,966)
Basic income (loss) per common share	$0.31	$0.11	$0.80	$(2.39)
Diluted income (loss) per common share	$0.30	$0.11	$0.78	$(2.39)
Dividends declared per common share	$0.25	$0.16	$0.66	$0.44
Weighted average shares outstanding-basic	9,406	9,320	9,349	7,924
Weighted average shares outstanding-diluted	11,906	9,320	11,849	7,924